EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES SECOND QUARTER 2014 RESULTS
INCLUDING 97% INCREASE IN NET INCOME

Oklahoma City, Oklahoma (August 7, 2014) - Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced second quarter 2014 consolidated results. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the second quarter of 2014 were $9.3 million, with net income of $4.9 million. This compares to EBITDA and net income of $6.7 million and $2.5 million, respectively, during the second quarter of 2013. Distributable cash flow for the quarter ended June 30, 2014 was $9.4 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the second quarter 2014 results include:

•
an increase of 97% (or $2.4 million) in net income, which includes the negative impact of $855,000 of transaction costs associated with the Compressor Systems, Inc. (CSI) acquisition, compared to Q2 2013;

•	an increase in the average compressor fleet utilization rate from 82.6% in Q2 2013 to 85.3% in Q2 2014; and

•	stronger U.S. compression and other services revenues.

Consolidated revenues for the quarter ended June 30, 2014 were $32.1 million versus $28.1 million in the second quarter of 2013. Income before tax for the quarter ended June 30, 2014 was $5.4 million versus $3.1 million for the second quarter of 2013. Results of operations for the second quarter of 2014 compared to the second quarter of 2013 reflect increased compression services revenues. Demand for our unconventional compression services remains strong and we expect continued growth in demand for those applications. In addition to the increased demand for unconventional compression services, U.S. and Canadian natural gas prices were higher compared to the prior year period, which has had a positive impact on demand and pricing for conventional compression services in these markets. As a result of this increased U.S. and Canadian demand, the average utilization rate for our compressor fleet increased to 85.3% during the current year period compared to 82.6% during the prior year period. In addition, foreign compression service revenues increased compared to the prior year period, particularly in Mexico. Results for the second quarter of 2014 include pretax transaction costs related to the acquisition of CSI of $855,000, or approximately $0.05 per unit after tax.

Unaudited results of operations for the three and six month periods ended June 30, 2014 compared to the prior year periods are presented in the accompanying financial tables.

Ronald J. Foster, Senior Vice President and Chief Marketing Officer remarked, “Compressco responded to oil shale related compression opportunities and improved natural gas prices to generate tremendous improvement in net income for the quarter, compared to the second quarter of 2013. We are also pleased with the continued revenue growth in our U.S. business. In addition, our foreign businesses have reported increased revenues compared to the prior period. Overall, cost control activities have resulted in improved margins compared to the prior year’s second quarter and on a sequential basis, including cost of compression.”

Timothy A. Knox, President of Compressco Partners, added, “With the completion of the Partnership’s acquisition of CSI on August 4, we have begun the integration process and are very focused on maximizing synergies within the combined organization that will allow us to expand our operating territory and grow the compression services fleet.

“As previously disclosed, based on a number of specific assumptions, we expect to be able to recommend to our Board of Directors a 12-14% increase in the cash distribution per outstanding common unit attributable to the quarter ending December 31, 2014 (the first full quarter following the acquisition), compared to the $0.4525 distribution per outstanding unit, or $1.81 per outstanding unit on an annualized basis, attributable to quarter ended June 30, 2014. To meet the strong demand for compression services, following the acquisition, we expect to grow capital expenditures to between $90 and $100 million in 2015, which will provide incremental revenues and is expected to facilitate additional increases in cash distributions. We currently expect to maintain a coverage ratio of 1.2 times distributable cash flow to distributions, consistent with the Partnership’s past practices.”

Compressco Partners will host a conference call to discuss second quarter 2014 results today, August 7, 2014, at 10:30 am Eastern Time. The phone number for the call is 877/870-4263. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On July 11, 2014, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2014 of $0.4525 per outstanding unit, which will be paid on August 15, 2014 to unitholders of record as of the close of business on July 21, 2014. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the second quarter of 2014 was 1.30x.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and in certain circumstances, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Europe, and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets,” or similar expressions that convey the uncertainty of future events, activities, expectations, or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2014, anticipated benefits and growth of Compressco Partners following the acquisition of Compressor Systems, Inc. (CSI), including increases in cash distributions per unit, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners' beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners, including the ability of Compressco Partners to successfully integrate the operations of CSI and the ability to realize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Neither Compressco’s independent auditors, nor any other independent accountants or experts have expressed any opinion or any other form of assurance related to the Partnership’s estimates of increased cash available for distribution or their achievability, but in the view of Compressco management, these estimates were prepared on a reasonable basis, reflect the best currently available information and represent, to the best of management’s knowledge and belief, Compressco’s expected course of action. However, this information is not fact and this statement should not be regarded as a representation by Compressco that it will pay such increased cash distributions. Some of the factors that could affect the Partnership’s actual results and the ability of Compressco Partners to increase its cash distributions per common unit as described above are described in Compressco Partners' Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Results of operations (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In Thousands)
Revenues
Compression and other services	$30,043	$26,783	$57,970	$56,462
Sales of compressors and parts	2,065	1,341	3,947	2,429
Total revenues	32,108	28,124	61,917	58,891

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	16,227	16,164	31,381	33,259
Cost of compressors and parts sales	1,066	753	1,994	1,370
Total cost of revenues	17,293	16,917	33,375	34,629

Selling, general, and administrative expense	5,008	4,235	9,101	8,515
Depreciation and amortization	3,751	3,533	7,433	7,006
Interest (income) expense, net	145	109	304	167
Other (income) expense, net	498	240	1,037	223
Income before tax provision	5,413	3,090	10,667	8,351
Provision for income taxes	534	612	1,169	1,334
Net income	$4,879	$2,478	$9,498	$7,017

Net income per diluted common unit	$0.30	$0.15	$0.59	$0.44

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold, non-cash charges and losses that are unusual or non-recurring, and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and six month periods ended June 30, 2014 and June 30, 2013:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In Thousands)
Net income	$4,879	$2,478	$9,498	$7,017
Provision for income taxes	534	612	1,169	1,334
Depreciation and amortization	3,751	3,533	7,433	7,006
Interest (income) expense, net	145	109	304	167
EBITDA	$9,309	$6,732	$18,404	$15,524

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2014:

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
	(In Thousands)
Net income	$4,879	$9,498
Provision for income taxes	534	1,169
Depreciation and amortization	3,751	7,433
Interest (income) expense, net	145	304
EBITDA	9,309	18,404

Less:
Current income tax benefit (expense)	742	1,309
Maintenance capital expenditures	201	241
Interest expense	145	304
Plus:
Non-cash cost of compressors sold	67	67
Equity compensation	235	437
CSI transaction related expenses	855	855
Distributable cash flow	$9,378	$17,909

Cash distribution attributable to period	$7,205	$14,267

Distribution coverage ratio	1.30x	1.26x

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com